Exhibit 99.1

Contact: Charity Frantz
July 22, 2019	570-724-0225
charityf@cnbankpa.com

 For Immediate Release

Citizens & Northern Corporation (CZNC) Announces Addition to Board of Directors

Wellsboro, PA: Citizens & Northern Corporation appointed Timothy E. Schoener of Williamsport, PA as a Class III Director of the Board of Directors for the Corporation and for the Bank at their July 18, 2019 meeting. He will fill the vacancy created by the resignation of Jan E. Fisher from The Board.

“We are pleased to welcome Tim to C&N’s board of directors,” said Leo Lambert, Chairman of the Board. “As a highly respected and seasoned executive with valuable local expertise, we look forward to the insight, energy and value he will bring to our organization in the coming years.”

Mr. Schoener received his B.S. degree in Industrial Engineering from Penn State University before earning his M.B.A from Liberty University. Since 1992, he has held roles of increasing responsibility at UPMC Susquehanna in Williamsport, PA. He currently serves as Vice President and Chief Information Officer, providing leadership and vision for the planning, management and integration of strategic initiatives necessary to support the organization’s mission and efficient operations.

Mr. Schoener serves with The College of Healthcare Information Management Executives (CHIME) and is also a member of the Healthcare Information Management Systems Society (HIMSS). He’s held his CHIME certification as CHCIO (Certified Healthcare Chief Information Officer) since 2015 and was issued his Certified Professional in Healthcare Information and Management Systems credentials by HIMSS in 2002. Tim has shared his expertise during speaking engagements at prominent industry events and conferences, such as the HIMSS Annual Conference. In addition, under Tim’s leadership, Susquehanna Health was awarded “Most Wired” by Hospitals & Health Networks in 2000-2007, 2009 and 2011-2018 and achieved HIMSS Level 6 organization status in 2015.

Tim is active in his community, serving his Church as Elder since 1986, Leader in Young Adult Ministries since 2010 and Coach for the Campus Crusade Global Operations Team since 2013. Tim and his wife, Beth, live in Williamsport, PA with their cockapoo, Newton, and enjoys running, antiquing and genealogical research. Tim has two daughters, who are both married, and three grandchildren.

About C&N: C&N is an independent community bank providing complete banking, financial, investment and insurance services through 30 full service offices located throughout Bradford, Bucks, Cameron, Lycoming, McKean, Potter, Sullivan and Tioga, counties in Pennsylvania and Steuben County in NY. C&N also operates three loan production offices in Elmira, NY, York, PA and Warminster, PA, which offer commercial, residential and consumer lending services. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.